Exhibit (h)(32)

THIRD AMENDMENT TO THE

TRANSFER AGENT SERVICING AGREEMENT

THIS THIRD AMENDMENT, effective as of September 26, 2017, to the Transfer Agent Servicing Agreement, dated as of June 30, 2016, as amended (the “Agreement”), is entered into by and between THE RBB FUND, INC., a Maryland corporation, (the “Company”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Company and USBFS desire to amend the series of the Company to add a new Fund; and

WHEREAS, Section 13 of the Agreement provides that the Agreement may be amended by written agreement executed by both parties, and authorized or approved by the Board of Directors of the Company.

NOW, THEREFORE, the parties agree to amend Exhibit F of the Agreement for the purposes of adding the Boston Partners Emerging Markets Fund to the Agreement. Exhibit F of the Agreement is hereby replaced with the Exhibit F attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THE RBB FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Salvatore Faia	By:	/s/ Anita M. Zagrodnik

Printed Name: Salvatore Faia		Printed Name: Anita M. Zagrodnik
Title: President		Title: Senior VP

Exhibit F to the Transfer Agent Servicing Agreement – The RBB Fund, Inc.

Fund Name

Boston Partners All-Cap Value Fund

Boston Partners Emerging Markets Long/Short Fund

Boston Partners Global Equity Fund

Boston Partners Global Long/Short Fund

Boston Partners Long/Short Equity Fund

Boston Partners Long/Short Research Fund

Boston Partners Small Cap Value II Fund

WPG Partners Small/Micro Cap Value Fund

Boston Partners Emerging Markets Fund